PROSPECTUS	Filed pursuant to Rule 424(b)(3)
File No. 333-182848

BNC BANCORP

4,187,646 Shares of Non-Voting Common Stock

1,804,566 Shares of Mandatorily Convertible Non-Voting Preferred Stock, Series B

13,152,977 Shares of Common Stock

(Including 4,187,646 Shares Underlying the Non-Voting Common Stock and

1,804,566 Shares Underlying the Mandatorily Convertible Non-Voting Preferred Stock, Series B)

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This prospectus relates to the securities listed below that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) identified under the heading “Selling Securityholders” on page 15 of this prospectus who currently own such securities or may acquire such securities upon the conversion of securities currently held.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors on page 5 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the securities. See “Information Incorporated by Reference.”

This prospectus covers the following securities:

●	4,187,646 shares of our non-voting common stock, no par value (the “non-voting common stock”);

●	1,804,566 shares of our Mandatorily Convertible Non-Voting Preferred Stock, Series B (the “Series B Preferred Stock”); and

●	13,152,977 shares of our common stock, no par value (the “common stock”), including 1,804,566 shares issuable upon conversion of our Series B Preferred Stock and 4,187,646 shares issuable upon the conversion of our non-voting common stock.

Pursuant to the Investment Agreement dated June 14, 2010 (the “Investment Agreement”), between Aquiline BNC Holdings, LLC, or “Aquiline,” and us, we issued 1,804,566 shares of our Series B Preferred Stock and 892,799 shares of our common stock to Aquiline and pursuant to the Subscription and Registration Rights Agreement (the “Subscription and Registration Rights Agreement”) dated June 14, 2010 between the investors listed therein and us we issued 99,000 shares of our common stock to certain affiliates in a private placement transaction exempt from the registration requirements of the Securities Act of 1933 (the “June 2010 Private Placement”).

Pursuant to the Securities Purchase Agreement dated May 31, 2012, (the “Securities Purchase Agreement”) among the purchasers identified therein and us and the Securities Purchase Agreement and Amendment Number 1 to the Investment Agreement dated May 31, 2012 (the “Amended Investment Agreement”), between Aquiline and us, we issued an aggregate of 29,315 shares of our Mandatorily Convertible Cumulative Non-Voting Preferred Stock, Series B-1, no par value (the “Series B-1 Preferred Stock”), and an aggregate of 43,185 shares of our Mandatorily Convertible Cumulative Non-Voting Preferred Stock, Series C, no par value (the “Series C Preferred Stock”), in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (we refer to this transaction as the “June 2012 Private Placement”). Following shareholder approval of the conversion of the Series B-1 Preferred Stock into non-voting common stock and the Series C Preferred Stock into common stock on July 17, 2012, such conversions occurred on July 20, 2012. The Series B-1 Preferred Stock and Series C Preferred Stock are no longer outstanding.

When used in this prospectus, the term “Securities” refers to the shares of Series B Preferred Stock, common stock and non-voting common stock.

The Selling Securityholders who may sell or otherwise dispose of the Securities are initial investors (or the permitted affiliate transferees of such investors) in the June 2010 and June 2012 Private Placements described above. The Selling Securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale is within the respective Selling Securityholders’ sole discretion, subject to certain restrictions. See “Plan of Distribution” on page 22 of this prospectus.

We will not receive any proceeds from the sale of Securities by the Selling Securityholders.

Shares of our common stock are traded on the NASDAQ Capital Market under the symbol “BNCN”. The closing sale price of our common stock as reported on the NASDAQ Capital Market on August 7, 2012 was $8.35 per share. Our non-voting common stock and Series B Preferred Stock are not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listings. In the event we were to seek such listings, there is no guarantee that any established securities exchange or quotation system would accept the non-voting common stock or the Series B Preferred Stock for listing.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

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This date of this prospectus is August 7, 2012.

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TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	i
PROSPECTUS SUMMARY	2
THE OFFERING	3
RISK FACTORS	5
SUMMARY OF THE UNDERLYING TRANSACTIONS	5
USE OF PROCEEDS	5
DIVIDEND POLICY	6
DESCRIPTION OF CAPITAL STOCK	6
SELLING SECURITYHOLDERS	15
PLAN OF DISTRIBUTION	22
LEGAL MATTERS	24
EXPERTS	24
INFORMATION INCORPORATED BY REFERENCE	24
WHERE YOU CAN FIND MORE INFORMATION	25

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. The Company’s business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “BNC Bancorp,” the “Company,” “we,” “us,” “our,” or similar references, mean BNC Bancorp. References to the “Bank” means our wholly owned banking subsidiary, Bank of North Carolina.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain certain forward-looking statements about our financial condition, results of operations and business. These statements may include statements regarding our projected performance for the period following the completion of the offering. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “will,” “plans” or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

•	revenues are lower than expected;
•	possible changes in the creditworthiness of customers and the possible impairment of collectability of loans;
•	competitive pressure among depository institutions increases significantly;
•	changes in consumer spending, borrowings and savings habits;
•	our ability to successfully integrate acquired entities or to achieve expected synergies, cost savings or operating efficiencies within expected time-frames or at all;
•	technological changes and security and operations risks associated with the use of technology;
•	the cost of additional capital is more than expected;
•	changes in the interest rate environment reduce interest margins and impact funding sources;
•	changes in market rates and prices may adversely impact the value of financial products;
•	counterparty risk;
•	possible changes in economic and business conditions;
•	possible changes in monetary and fiscal policies, and laws and regulations;
•	the effects of the FDIC deposit insurance premiums and assessments;
•	the effects of easing of restrictions on participants in the financial services industry;
•	the existence or exacerbation of general geopolitical instability and uncertainty;
•	demand for our products and services as well as our ability to attract and retain qualified people;
•	the cost and other effects of legal and administrative cases as well as the costs and effects of legal, accounting and regulatory developments and compliance;
•	regulatory approvals for acquisitions cannot be obtained on the terms expected or on the anticipated schedule; and

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•	the effects of changes in interest rates.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder values following the offering may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Accordingly, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

We urge investors to review carefully the section of this prospectus entitled “Risk Factors” in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements speak only as of the date on which such statements were made. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Securities. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in Securities is appropriate for you.

Our Company

We were formed in 2002 to serve as a one-bank holding company for Bank of North Carolina. The Bank is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991.

We are registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended, and the bank holding company laws of North Carolina. The Bank operates under the rules and regulations of and is subject to examination by the FDIC and the North Carolina Office of the Commissioner of Banks, North Carolina Department of Commerce. The Bank is also subject to certain regulations of the Federal Reserve governing the reserves to be maintained against deposits and other matters.

We have experienced steady primary organic growth over our twenty-one year history.  With numerous banks still in a weakened condition because of the slow rebound of the economy, we decided to expand our franchise through beneficial acquisitions.  In 2010, we acquired one institution and, in 2011, we acquired two other institutions.  To date in 2012, we have made one acquisition.  We also expect to close one acquisition and acquire two bank branches in the third quarter of 2012 as well as close another acquisition in the fourth quarter of 2012.

We provide a wide range of banking services tailored to the particular banking needs of the communities we serve. We are principally engaged in the business of attracting deposits from the general public and using those deposits, together with other funding from our lines of credit, to make primarily consumer and commercial loans. We have pursued a strategy that emphasizes our local affiliations. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, we make business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. We also offer a wide range of banking services, including checking and savings accounts, commercial, installment and personal loans, safe deposit boxes, and other associated services.

Deposits are the primary source of our funds for lending and other investment purposes. We attract both short-term and long-term deposits from the general public locally and out-of-state by offering a variety of accounts and rates. We offer statement savings accounts, negotiable order of withdrawal accounts, money market demand accounts, noninterest-bearing accounts, and fixed interest rate certificates with varying maturities.

Our primary sources of revenue are interest and fee income from our lending and investing activities, primarily consisting of making business loans for small to medium-sized businesses, and, to a lesser extent, from our investment portfolio. In prior years, investments have not been a primary source of income for us.

As of June 30, 2012, we were the fifth largest North Carolina-domiciled bank by assets and had 24 full-service banking offices along the I-85 / I-40 / I-77 / I-73 corridors in central North Carolina including Davidson, Randolph, Rowan, Forsyth, Guilford, Iredell, Wake, Buncombe and Cabarrus Counties. We have 1 full-service banking office along the I-85 corridor in Upstate South Carolina in Greenville County and 7 full-service banking offices along the coast of South Carolina including Horry, Georgetown, Beaufort and Charleston Counties.

At March 31, 2012, our assets totaled $2.41 billion, and at June 30, 2012 we had 446 full-time and 22 part-time equivalent employees.

Our principal executive office is located at 1226 Eastchester Drive, High Point, North Carolina 27265. The telephone number of our principal executive office is (336) 869-9200.

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THE OFFERING

The following summary of the offering contains basic information about the offering and the Securities and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Securities, please refer to the section of this prospectus entitled “Description of Capital Stock.”

Maximum number of shares of common stock offered by the Selling Securityholders	13,152,977 shares of common stock comprised of 991,799 shares of common stock issued by us to Aquiline and certain affiliates on June 14, 2010, 1,804,566 shares of common stock underlying the 1,804,566 outstanding shares of Series B Preferred Stock issued by us to Aquiline on June 14, 2010, 6,168,966 shares of common stock issued by us on July 20, 2012 upon conversion of the outstanding shares of Series C Preferred Stock and 4,187,646 shares of common stock underlying the non-voting common stock, as described in “Summary of the Underlying Transactions.”
Maximum number of shares of non-voting common stock offered by the Selling Securityholders	4,187,646 shares of non-voting common stock issued by us to various shareholders on July 20, 2012 upon conversion of the outstanding shares of Series B-1 Preferred Stock, as described in “Summary of the Underlying Transactions.”
Maximum number of shares of Series B Preferred Stock offered by the Selling Securityholders	1,804,566 shares of Series B Preferred Stock issued by us to Aquiline on June 14, 2010, as discussed in “Summary of the Underlying Transactions.”
Shares Outstanding as of July 20, 2012

15,322,852 shares of common stock

4,187,646 shares of non-voting common stock

1,804,566 shares of Series B Preferred Stock

In addition, we have reserved 4,187,646 and 1,804,566 shares of common stock for future issuance upon the conversion of our non-voting common stock and Series B Preferred Stock, respectively.

As discussed above and in “Description of the Capital Stock,” shares of non-voting common stock may be converted into shares of common stock on a one-for-one basis at the option of a transferee of the initial holder who is not an affiliate and shares of Series B Preferred Stock will be mandatorily converted into shares of common stock on a one-for-one basis (subject to adjustments in certain events) when transferred by Aquiline to unaffiliated third parties in a “widely dispersed offering.”
Convertibility of non-voting common stock into our common stock	Shares of non-voting common stock may be converted into shares of common stock on a one-for-one basis only after the shares of non-voting common stock are transferred to unaffiliated third parties that are not affiliated with the initial purchasers of our Series B-1 Preferred Stock. The non-voting common stock may only be transferred through one or more of the following options: (i) to an affiliate of the holder or to us; (ii) in a widely distributed public offering of our common stock; (iii) in a transfer that is part of a private placement of common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of our voting securities then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) a transaction approved by the Federal Reserve, or, if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction.

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Convertibility of Series B Preferred Stock into our common stock	Shares of Series B Preferred Stock will be mandatorily converted into shares of common stock on a one-for-one basis (subject to adjustment in certain events) only when the shares of the Series B Preferred Stock are transferred by Aquiline to unaffiliated third parties in a “widely dispersed offering.” For purposes of the Series B Preferred Stock, a “widely dispersed offering” means (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive more than two percent (2%) of any class of our voting securities; or (iii) a transfer to a transferee that would control more than fifty percent (50%) of our voting securities without any transfer from Aquiline.
Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales. The net proceeds from the June 2010 Private Placement and the June 2012 Private Placement were used for general corporate purposes, including the contribution of a portion of the net proceeds to our subsidiary, the Bank of North Carolina.
NASDAQ Capital Market Symbol	BNCN (common stock) The non-voting common stock is not listed, and we do not intend to list it on any market. The Series B Preferred Stock is not listed, and we do not intend to list it on any market.
Risk Factors	An investment in our Securities involves certain risks. You should carefully consider the risks described under “Risk Factors” on page 5 of this prospectus, as well as the Risk Factors and other information included or incorporated by reference into this prospectus, including our financial statements and the notes thereto, before making an investment decision.

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RISK FACTORS

Investing in our securities involves risks that could affect us and our business as well as our industry generally. Please see the “Risk Factors” discussed in our most recently filed Annual Report on Form 10-K for the year ended December 31, 2011 (our “Annual Report”), which is incorporated by reference into this document, as such may be updated and supplemented by our Securities and Exchange Commission (the “SEC”) filings. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports and current reports, which are also incorporated by reference into this document. Although we believe that we have discussed key factors under the caption “Risk Factors” in our Annual Report and Quarterly Reports on Form 10-Q that are incorporated by reference into this document, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. Before purchasing any of our securities, you should carefully consider the risks discussed herein and in our Annual Report, and the other information in this prospectus, as well as any future filings that are incorporated by reference herein and any related free writing prospectus. Each of the risks described could result in a material decrease in the value of our securities and your investment in them.

SUMMARY OF THE UNDERLYING TRANSACTIONS

On June 14, 2010, we entered into an Investment Agreement with Aquiline and a Subscription and Registration Rights Agreement with various investors, including certain of our affiliates. Pursuant to the Investment Agreement, Aquiline purchased 892,799 shares of our common stock and 1,804,566 shares of our Series B Preferred Stock. Pursuant to the Subscription and Registration Right Agreement certain of our affiliates purchased 99,000 shares of our common stock. The purchase of common stock and Series B Preferred Stock by Aquiline and these affiliates was part of the June 2010 Private Placement.

The shares of Series B Preferred Stock will be mandatorily converted into shares of our common stock on a one-for-one basis (subject to adjustment in certain events) only when the shares of the Series B Preferred Stock are transferred by Aquiline to unaffiliated third parties in a “widely dispersed offering.” For purposes of the Series B Preferred Stock, a “widely dispersed offering” means (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive more than two percent (2%) of any class of our voting securities; or (iii) a transfer to a transferee that would control more than fifty percent (50%) of our voting securities without any transfer from Aquiline.

On May 31, 2012, we entered into (i) a Securities Purchase Agreement with various investors identified therein and (ii) an Amended Investment Agreement with Aquiline (together with the Securities Purchase Agreement, the “SPAs”). Pursuant to the SPAs, various investors, including Aquiline, purchased an aggregate of 43,185 shares of our Series C Preferred Stock and an aggregate of 29,315 shares of our Series B-1 Preferred Stock. At a meeting of our shareholders on July 17, 2012, our shareholders approved the conversion of all outstanding shares of Series B-1 Preferred Stock into shares of non-voting common stock and the conversion of all outstanding shares of Series C Preferred Stock into shares of common stock. All shares of Series B-1 Preferred Stock were mandatorily converted on July 20, 2012 into shares of our non-voting common stock. Shares of the Series C Preferred Stock were also mandatorily converted on July 20, 2012 into shares of our common stock. All fractional shares arising in the conversion of the Series B-1 Preferred Stock and Series C Preferred Stock were settled in cash based upon the closing price of our common stock on July 18, 2012.

Shares of non-voting common stock may be converted into an equal number of shares of common stock at the option of the holder. See “Description of Capital Stock – Common Stock” and “Description of Capital Stock – Non-Voting Common Stock” for more information regarding our common stock and non-voting common stock.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be offered and sold by the Selling Securityholders. We will not receive any of the proceeds from such sales. The net proceeds from the June 2012 Private Placement were used for general corporate purposes, including the contribution of a portion of the net proceeds to our subsidiary, the Bank of North Carolina.

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DIVIDEND POLICY

Holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of legally available funds. Holders of our non-voting common stock are generally entitled to the same rights and privileges with respect to dividends as holders of common stock except as provided in our Amended Articles. Holders of our Series B Preferred Stock will receive dividends as we may declare and pay to holders of our common stock on an as-converted basis. The ability of our Board of Directors to declare and pay dividends on our common stock is subject to the terms of applicable North Carolina law and banking regulations. Further, except with Treasury’s approval, until such time as we have redeemed all of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) or the Treasury has transferred all of the Series A Preferred Stock to a third party, the payment of dividends on our common stock is limited to a maximum quarterly dividend of $0.05 per share.

Also, we may not pay dividends on our capital stock if we are in default or have elected to defer payments of interest under our junior subordinated debentures. The declaration and payment of future dividends to holders of our common stock, non-voting common stock and Series B Preferred Stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.

In 2009, we began paying quarterly dividends, with the last being a cash dividend of $0.05 per share of common stock paid on May 25, 2012. See also “Common Stock – Voting Common Stock – Dividend Rights,” “Common Stock – Non-Voting Common Stock – Dividend Rights,” “Series A Preferred Stock – Dividend Rights” and “Series B Preferred Stock – Dividend Rights” under the heading “Description of Capital Stock” for additional information concerning payment of dividends.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the terms of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the North Carolina Business Corporation Act (“NCBCA”), federal law, our amended articles of incorporation (“Amended Articles”), and our bylaws. Copies of our Amended Articles and bylaws have been filed with the SEC and are also available upon request from us.

Common Stock

General

Our Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. Our common stock consists of two classes, of which 60,000,000 shares are designated voting common stock (also referred to herein as the “common stock”) and 20,000,000 shares are designated as non-voting common stock (referred to herein as “non-voting common stock”). As of July 20, 2012, there were 15,322,852 shares of common stock issued and outstanding, held of record by approximately 1,286 shareholders, and 4,187,646 shares of non-voting common stock issued and outstanding, held of record by three shareholders. In addition, as of July 20, 2012, (i) 129,255 shares of our common stock were reserved for issuance upon exercise of outstanding stock options that were exercisable on that date (or within 60 days of that date), (ii) 543,337 shares of our common stock are reserved for issuance upon exercise of the Treasury Warrant (described below), (iii) 4,187,646 shares of our common stock are reserved for issuance upon the conversion of the outstanding non-voting common stock and (iv) 1,804,566 shares of our common stock are reserved for issuance upon the conversion of our Series B Preferred Stock. On May 21, 2012 our shareholders approved an amendment to our Amended Articles pursuant to which the Series B Preferred Stock would be converted into shares of our non-voting common stock. As of the date of this prospectus, the ultimate timing of the filing of the referenced amendment to our Amended Articles is unknown.

Our common stock is listed for quotation on the NASDAQ Capital Market under the symbol “BNCN.” Our non-voting common stock is not listed on any exchange, and we do not intend to list it. Outstanding shares of our common stock and non-voting common stock are validly issued, fully paid and non-assessable. Except for voting privileges, non-voting common stock carries the same rights and privileges as common stock (including in respect of dividends and in respect of distributions upon our dissolution, liquidation or winding up) and will be treated the same as common stock (including in any merger, consolidation, share exchange or other similar transaction).

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Voting Common Stock

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

Our common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, unless such matter relates solely to the terms of one or more classes of preferred stock, in which case holders of common stock will only be permitted to vote as required by law. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualified. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities, including but not limited to our outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because we are a bank holding company, our rights and the rights of our creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of our subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against our subsidiary.

Dividend Rights

Holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of legally available funds. The ability of our Board of Directors to declare and pay dividends on our common stock is subject to the terms of applicable North Carolina law, banking regulations and the terms of our Series A Preferred Stock as described in “Dividend Policy” and our periodic reports. Our principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, we may not pay dividends on our capital stock if we are in default or have elected to defer payments of interest under our junior subordinated debentures. The declaration and payment of future dividends to holders of our common stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership

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The Bank Holding Company Act of 1956, as amended, or “BHCA,” requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our common stock.  Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act.  Any holder of 25% or more of our common stock, a holder of 33% or more of our total equity or a holder of 5% or more of our common stock if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHCA.

Non-Voting Common Stock

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

Our non-voting common stock does not have preemptive rights, redemption rights, sinking fund or redemption provisions but does possess conversion rights. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder; provided, however, that each share of non-voting common stock is not convertible at the election of the initial holder or any affiliate thereof and may only be converted in connection with or after a transfer to a third party unaffiliated with such initial holder. The non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to us; (ii) in a widely distributed public offering of common stock; (iii) in a transfer that is part of a private placement of common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of our voting securities then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) a transaction approved by the Federal Reserve or, if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction.

Voting Rights

The holders of non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of non-voting common stock are entitled to share ratably in all of our assets remaining after payment of liabilities, including but not limited to our outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because we are a bank holding company, our rights and the rights of our creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of our subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against our subsidiary.

Dividend Rights

Holders of our non-voting common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of legally available funds. The ability of our Board of Directors to declare and pay dividends on our non-voting common stock is subject to the terms of applicable North Carolina law, banking regulations and the terms of our Series A Preferred Stock as described in “Dividend Policy” and our periodic reports. Our principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, we may not pay dividends on our capital stock if we are in default or have elected to defer payments of interest under our junior subordinated debentures. The declaration and payment of future dividends to holders of our non-voting common stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.

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Transfer Agent and Registrar

We are the transfer agent and registrar for our non-voting common stock.

Restrictions on Ownership

Any holder of 33% or more of our total equity (including non-voting common stock) or a holder of our non-voting common stock if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHCA.

Preferred Stock

General

Our Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of July 20, 2012, there were 31,260 shares of our Series A Preferred Stock issued and outstanding and 1,804,566 shares of Series B Preferred Stock issued and outstanding. As of July 20, 2012, there were no shares of Series B-1 Preferred Stock or Series C Preferred Stock outstanding. All shares of Series B-1 Preferred Stock and Series C Preferred Stock previously outstanding were converted into shares of non-voting common stock and common stock, respectively, pursuant to the terms of our Amended Articles on July 20, 2012 following approval of such conversions at a meeting of our shareholders held on July 17, 2012.

Our Amended Articles, subject to certain limitations, authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

Series A Preferred Stock

As part of the Emergency Economic Stabilization Act of 2008, the Treasury created the Capital Purchase Program (or “CPP”), which authorizes the Treasury to invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies for the purpose of stabilizing the providing of liquidity to the U.S. financial markets. On December 5, 2008, pursuant to the CPP, we issued and sold 31,260 shares of Series A Preferred Stock to Treasury. The Series A Preferred Stock has a liquidation preference of $1,000 per share. The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of our common stock and Series B Preferred Stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years, and thereafter 9% per year. The Series A Preferred Stock is non-voting, except in limited circumstances. So long as any of our Series A Preferred Stock is outstanding, we may not repurchase or otherwise acquire any of our outstanding common stock unless we are current in our dividend payments on our outstanding Series A Preferred Stock. We may not redeem the Series A Preferred Stock without prior consultation with our primary federal regulator.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock do not have any voting rights.

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Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of our directors will automatically increase by two and the holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect two members of our Board of Directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Capital Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of our authorized directors will be reduced by two directors. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, as well as fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or written consent of shareholders required by law or by our Amended Articles, the vote or written consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•	any amendment or alteration of the certificate of designations for the Series A Preferred Stock or our Amended Articles to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the Series A Preferred Stock or our Amended Articles so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation by us with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Liquidation Rights

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If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets, if any, that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities, but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of other shares of stock ranking equally with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount of those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock, Series B Preferred Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all our remaining assets according to their respective rights and preferences. For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

Dividend Rights

The holders of Series A Preferred Stock are entitled to receive, if and when declared by our Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share with respect to each dividend period during the five year period following December 5, 2008 and 9% per share thereafter on (i) the liquidation preference of $1,000 per share of Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such shares, if any.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to the holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

Dividends on the Series A Preferred Stock will be cumulative. If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date if we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit their payment.

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank (i) senior to our common stock or Series B Preferred Stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and (ii) at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, referred to as parity stock with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

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So long as any share of Series A Preferred Stock remains outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend or distribution may be declared or paid on shares of common stock or any other shares of junior stock, other than a dividend payable solely in shares of common stock. In addition, we may not repurchase, redeem or otherwise acquire for consideration any shares of common stock or other junior stock unless all accrued and unpaid dividends for all past dividend periods on the Series A Preferred Stock are fully paid, other than: (i) redemptions, purchases or other acquisitions of shares of common stock, Series B Preferred Stock, other junior stock or parity stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan; (ii) any dividends or distributions of rights or junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (iii) our acquisition of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians; and (iv) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends on the Series A Preferred Stock and any other parity stock are not paid, or declared and funds set aside therefor, all dividends paid or declared with respect to the Series A Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, and the restriction on increasing the dividend on our common stock described in “Dividend Policy,” such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock, from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock will not be entitled to participate in any such dividends.

Redemption

We may redeem the Series A Preferred Stock, subject to the approval of the appropriate federal banking agency, in whole or in part, at any time and from time to time. Once an institution notifies Treasury that it would like to repay its investment, Treasury must permit repayment subject to consultation with the appropriate federal banking agency. All such redemptions will be at 100% of the issue price, plus any accrued and unpaid dividends.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable.

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will be cancelled and will revert to authorized but unissued shares of our preferred stock.

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

Series B Preferred Stock

As of July 20, 2012, there were 1,804,566 shares of Series B Preferred Stock outstanding. All outstanding shares are held by Aquiline. The Series B Preferred Stock is designed to be a common stock equivalent that is a non-voting security for purposes of the BHCA and the Change in Bank Control Act.

Mandatory Conversion

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The shares of Series B Preferred Stock will be mandatorily converted into shares of our common stock on a one-for-one basis (subject to adjustments in certain events) only when the shares of the Series B Preferred Stock are transferred by Aquiline to unaffiliated third parties in a “widely dispersed offering.” For purposes of the Series B Preferred Stock, a “widely dispersed offering” means (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive more than two percent (2%) of any class of our voting securities; or (iii) a transfer to a transferee that would control more than fifty percent (50%) of our voting securities without any transfer from the transferor.

In no event will a transferee of a “widely dispersed offering” be entitled to receive shares of common stock upon any conversion of Series B Preferred Stock to the extent (but only to the extent) that at such time the transferee holder does not have any required “regulatory approvals” (as defined below). If any delivery of shares of common stock owed to a transferee upon conversion of the Series B Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, our obligation to make such delivery will not be extinguished and we will, at the option of the transferee holder, deliver such shares as promptly as practicable after such converting holder gives notice to us that the applicable requirements are met. For purposes of the Series B Preferred Stock, “regulatory approvals” means, as to any holder, to the extent applicable and required to permit such holder to convert such holder’s shares of Series B Preferred Stock into common stock and to own such common stock without being in violation of applicable law, rule or regulation, receipt or making of approvals or authorizations of, filings and registrations with, notifications to, or determinations of any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

At our annual meeting of shareholders held May 21, 2012, our shareholders approved an amendment to our Amended Articles relating to the Series B Preferred Stock. The amendment states that conversion of Series B Preferred Stock will no longer be based on the occurrence of a “widely dispersed offering” but will occur upon written request by any holder of Series B Preferred Stock. The request for conversion may be in whole or in part. Pursuant to the amendment, shares of Series B Preferred Stock would be convertible into an equal number of shares of our non-voting common stock, rather than common stock as previously provided. The foregoing amendment has not yet been filed with the North Carolina Secretary of State and the ultimate timing of such filing is unknown. The amended provisions will not control until such time of filing.

Voting Rights; Consent Rights on Extraordinary Matters

Except as from time to time required by applicable law, the Series B Preferred Stock has no voting rights. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, will be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of the Articles of Amendment creating the Series B Preferred Stock or the Amended Articles that significantly and adversely affects the rights, preferences or privileges of the Series B Preferred Stock.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up of the affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities, the holders of the Series B Preferred Stock will be entitled to receive, out of our assets and after any payment required to be made to any holders of the Series A Preferred Stock and any other series of preferred stock that is issued by us from time to time unless so designated in such series of preferred stock, whether such assets are capital or surplus and whether or not any dividends or distributions as such are declared, (i) $0.01 per share, (ii) the amount that a holder of shares of common stock would be entitled to receive (based on each share of Series B Preferred Stock being converted into one share of common stock immediately prior to the liquidation, dissolution or winding up, assuming such shares of common stock were outstanding), subject to anti-dilution adjustments, and (iii) an amount equal to all declared and unpaid dividends for prior dividend periods, and no more, before any distribution will be made to the holders of our common stock or any other class of stock or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets. After payment of the full amount of the liquidation preference, the holders will not be entitled to any further participation.

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If the amounts available for distribution with respect to the Series B Preferred Stock and all of our outstanding stock ranking on a parity with the Series B Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding shares of the Series B Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled.

Dividend Rights

The Series B Preferred Stock will receive such dividends and other distributions as we may declare and pay to all holders of common stock, on an as-converted basis (one share of common stock for each share of Series B Preferred Stock, subject to adjustments).

The Series B Preferred Stock ranks junior, with regard to dividends, to the Series A Preferred Stock and any other series of preferred stock that is issued by us from time to time unless so designated in such series of preferred stock. The Series B Preferred Stock should have the same priority, with regard to dividends, as our common stock and non-voting common stock.

Redemption

The Series B Preferred Stock is not redeemable at the option of the holder or us. The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Treasury Warrant

In connection with the Treasury’s purchase of our Series A Preferred Stock, we issued to the Treasury (the “Warrantholder”), a warrant exercisable for 543,337 shares of our common stock (subject to adjustment as described below) at an initial exercise price of $8.63 per share, referred to as the “Warrant.” The Warrant may be exercised at any time on or before 5:00 p.m., New York City time, on December 5, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant together with payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by our withholding of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the Warrantholder, by the payment of cash equal to the aggregate exercise price.

Rights as a Shareholder

The Warrantholder will have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant, and all rights under the Warrant, is transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised, and the exercise price of the Warrant, will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such a distribution.

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Certain Repurchases. If we effect a pro rata repurchase of common stock, then both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the Warrantholder’s right to receive shares of our common stock upon exercise of the Warrant will convert into the right to exercise the Warrant for the consideration that would have been payable to the Warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of Whole Board of Directors (as defined in our Amended Articles) or, in the case of a merger or combination proposed by a Related Person (as defined in our Amended Articles), 75% of the Continuing Directors (as defined in the Amended Articles). “Continuing Directors” generally includes all members of the Board who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of our voting shares. This provision could tend to make the acquisition of our company more difficult to accomplish without the cooperation or favorable recommendation of the Board. When evaluating such business combinations, our Board will consider (i) the social and economic effects of acceptance of such an offer on our depositors, borrowers, other customers, employees, and creditors and our subsidiaries, and on the communities in which we and the Bank operate or are located; (ii) our ability and that of the Bank to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon us and the Bank and the communities in which we and the Bank are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

Our Amended Articles, subject to certain limitations, authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, our Board of Directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

SELLING SECURITYHOLDERS

When we refer to the “Selling Securityholders” in this prospectus we mean the persons listed in the table below. The Selling Securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus.

The Selling Securityholders initially acquired the Securities covered by this prospectus on June 14, 2010 at the closing of the June 2010 Private Placement and/or on June 8, 2012 at the closing of the June 2012 Private Placement, as described above under “Summary of the Underlying Transactions.” The Selling Securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in “Plan of Distribution.”

Except for positions held by certain investors indicated in this paragraph, and other than with respect to the acquisition of the Securities from us, none of the Selling Securityholders has, or within the past three years has had, any position, office, or other material relationship with us or our affiliates. The following Selling Securityholders hold positions as our directors and directors of the Bank: Joseph M. Coltrane, Jr., Charles T. Hagan, III, Thomas R. Sloan (whose affiliates, Sloan Capital Company, LLC, The 2008 Thomas R. Sloan Living Trust and Linda E. Sloan, are Selling Securityholders), Robert A. Team, Jr., D. Vann Williford and Thomas R. Smith (whose affiliates, J&A Investments, Inc. and The Thomas R. Smith Revocable Trust are Selling Securityholders).

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In connection with the June 2012 Private Placement, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, “Patriot”) received the right to designate a non-voting observer to attend meetings of our Board of Directors or the board of directors of the Bank, as the case may be (including any meetings of committees thereof currently designated by the board representative). Patriot is entitled to such representation for so long as it beneficially owns in aggregate at least 4.9% of our issued and outstanding common stock (voting and non-voting) or securities convertible into at least 4.9% of our issued and outstanding common stock (voting and non-voting).

Additionally, in connection with the June 2010 Private Placement, Aquiline obtained the right to representation on our Board of Directors and on the board of directors of the Bank. Aquiline appointed G. Kennedy Thompson on April 7, 2011 to serve as a director on both our Board of Directors and the board of directors of the Bank, subject to all legal and governance requirements regarding service and election or appointment. Mr. Thompson is the successor to Mr. R. Mark Graf who Aquiline appointed as a director on June 15, 2010. Mr. Thompson will serve for so long as Aquiline and its affiliates own at least 5% or more of all the outstanding shares of common stock (counting for such purposes all shares issuable upon conversion of the shares of non-voting common stock held by Aquiline and its affiliates) (a “Qualifying Ownership Interest”). The Board will appoint Mr. Thompson to any two of our Board of Directors’ committees and to any two of the Bank’s board of directors’ committees that he so designates from time to time, subject to all legal and governance requirements regarding service and election or appointment. We are required to recommend to our shareholders the election of Mr. Thompson or his designee to our Board of Directors and the board of directors of the Bank at our annual meeting, subject to satisfaction of all legal and governance requirements, for as long as Aquiline holds a Qualifying Ownership Interest. In addition, Aquiline has the right to designate a nonvoting observer to attend meetings of our Board of Directors or the board of directors of the Bank, as the case may be (including any meetings of committees thereof currently designated by the board representative).

Securities Covered by this Prospectus Held by Selling Securityholders

The following table sets forth a list of the Selling Securityholders and their ownership of Securities to be offered pursuant to this prospectus.

We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the Securities offered under this prospectus. Because the Selling Securityholders may offer all or some of the Securities pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such Securities, we cannot estimate the number of Securities that will be held by the Selling Securityholders after completion of the offering. For purposes of the table below, we have assumed that Selling Securityholders would sell all of the Securities held by them and therefore would hold no Securities following the offering and hold zero percentage of the Securities following the offering, other than shares of common stock that certain Selling Securityholders informed us they acquired independently of the June 2010 and June 2012 Private Placements and are not including for resale in this offering. Each Selling Securityholder has requested that their full allotment of Securities be registered for resale in this offering.

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The information set forth below is based on information provided by the Selling Securityholders.

Name of Selling Securityholder	Shares of common stock beneficially owned prior to offering (1)	Shares of non-voting common stock beneficially owned prior to offering (1)	Shares of Series B Preferred Stock beneficially owned prior to offering (1)	Maximum shares of common stock to be offered	Maximum shares of non-voting common stock to be offered	Maximum shares of Series B Preferred Stock to be offered	Shares of common stock owned after offering (2)	Shares of non-voting common stock owned after offering (2)	Shares of Series B Preferred Stock owned after offering (2)	Percentage of outstanding common stock owned post offering (3)
Aquiline BNC Holdings LLC (4)	1,507,054	3,016,277	1,804,566	1,507,054	3,016,277	1,804,566	—	—	—	*
Bridge Equities III (5)	642,825	—	—	642,825	—	—	—	—	—	*
Patriot Financial Partners, L.P. (6)	634,424	998,807	—	584,685	998,807	—	49,739	—	—	*
Bay Pond Partners, L.P. (7)	497,260	—	—	497,260	—	—	—	—	—	*
Banc Funds VIII L.P. (8)	389,980	—	—	389,980	—	—	—	—	—	*
Hutchin Hill Capital Primary Fund, Ltd. (9)	385,695	—	—	385,695	—	—	—	—	—	*
The Burton Partnership (QP), Limited Partnership (10)	305,434	—	—	96,423	—	—	209,011	—	—	1.36%
Bay Pond Investors (Bermuda) L.P. (7)	282,557	—	—	282,557	—	—	—	—	—	*
Granite Growth 117, LLC (11)	278,565	—	—	128,565	—	—	150,000	—	—	*
Sagus Financial Fund, LP (12)	263,129	—	—	39,998	—	—	223,131	—	—	1.46%
Sloan Capital Company, LLC (13)	250,425	—	—	68,570	—	—	181,855	—	—	1.19%
The 2008 Thomas R. Sloan Living Trust (13)	250,425	—	—	48,570	—	—	201,855	—	—	1.32%
Thrift Investors Limited Partnership (14)	214,275	—	—	214,275	—	—	—	—	—	*
Stieven Financial Investors, L.P. (15)	206,418	—	—	206,418	—	—	—	—	—	*
Polaris Global Value Fund (14)	171,420	—	—	171,420	—	—	—	—	—	*
Banc Funds VII L.P. (8)	167,134	—	—	167,134	—	—	—	—	—	*
Walker Smith Capital (QP), L.P. (16)	155,420	—	—	155,420	—	—	—	—	—	*
Zweig-DiMenna International Limited (17)	153,278	—	—	153,278	—	—	—	—	—	*
Ithan Creek Master Investors (Cayman) L.P. (7)	150,706	—	—	150,706	—	—	—	—	—	*
HHMI Investment, L.P. (16)	149,421	—	—	149,421	—	—	—	—	—	*

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Name of Selling Securityholder	Shares of common stock beneficially owned prior to offering (1)	Shares of non-voting common stock beneficially owned prior to offering (1)	Shares of Series B Preferred Stock beneficially owned prior to offering (1)	Maximum shares of common stock to be offered	Maximum shares of non-voting common stock to be offered	Maximum shares of Series B Preferred Stock to be offered	Shares of common stock owned after offering (2)	Shares of non-voting common stock owned after offering (2)	Shares of Series B Preferred Stock owned after offering (2)	Percentage of outstanding common stock owned post offering (3)
Hot Creek Investors, L.P. (18)	142,850	—	—	142,850	—	—	—	—	—	*
Moors and Mendon Master Fund LP (19)	128,565	—	—	128,565	—	—	—	—	—	*
Presidio Ventures GP, LP (20)	128,565	—	—	128,565	—	—	—	—	—	*
Patriot Financial Partners Parallel, L.P. (6)	109,555	172,562	—	100,994	172,562	—	8,561	—	—	*
The Burton Partnership, Limited Partnership (10)	101,811	—	—	32,141	—	—	69,670	—	—	*
Wolf Creek Investors (Bermuda) L.P. (7)	93,281	—	—	93,281	—	—	—	—	—	*
Wolf Creek Partners, L.P. (7)	90,424	—	—	90,424	—	—	—	—	—	*
Walker Smith International Fund, Ltd. (16)	88,709	—	—	88,709	—	—	—	—	—	*
Zweig-DiMenna Partners, L.P. (17)	79,996	—	—	79,996	—	—	—	—	—	*
GT Global Hedge, L.P. (16)	66,139	—	—	66,139	—	—	—	—	—	*
Charles T. Hagan, III (21)	62,109	—	—	10,000	—	—	52,109	—	—	*
D. Vann Williford (22)	61,681	—	—	3,000	—	—	58,681	—	—	*
Joseph M. Coltrane, Jr. (23)	60,249	—	—	19,999	—	—	40,250	—	—	*
Robert A. Team (24)	55,290	—	—	9,999	—	—	45,291	—	—	*
Walker Smith Capital, L.P. (16)	40,283	—	—	40,283	—	—	—	—	—	*
Stieven Financial Offshore Investors, Ltd. (15)	36,426	—	—	36,426	—	—	—	—	—	*
Ithan Creek Master Investment Partnership (Cayman) II, L.P. (7)	28,570	—	—	28,570	—	—	—	—	—	*
Linda E. Sloan	6,000	—	—	6,000	—	—	—
Zweig-DiMenna Market Neutral, L.P. (17)	5,856	—	—	5,856	—	—	—	—	—	*
J&A Investments, Inc. (25)	3,900	—	—	3,900	—	—	—	—	—	*
Zweig-DiMenna Investors, L.P. (17)	3,714	—	—	3,714	—	—	—	—	—	*

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Name of Selling Securityholder	Shares of common stock beneficially owned prior to offering (1)	Shares of non-voting common stock beneficially owned prior to offering (1)	Shares of Series B Preferred Stock beneficially owned prior to offering (1)	Maximum shares of common stock to be offered	Maximum shares of non-voting common stock to be offered	Maximum shares of Series B Preferred Stock to be offered	Shares of common stock owned after offering (2)	Shares of non-voting common stock owned after offering (2)	Shares of Series B Preferred Stock owned after offering (2)	Percentage of outstanding common stock owned post offering (3)
The Thomas R. Smith Revocable Trust (25)	1,100	—	—	1,100	—	—	—	—	—	*
* Less than 1%

(1)	Voting and investment power is not shared unless otherwise indicated.

(2)	Assumes that each Selling Securityholder will sell all shares offered by such securityholder under this prospectus.

(3)	This number represents the percentage of common stock to be owned by the Selling Securityholder after completion of the offering based on the number of shares outstanding on July 20, 2012 (15,322,852).

(4)	Aquiline BNC Holdings LLC maintains sole voting and investment power with respect to the 1,507,054 shares of our common stock, the 3,016,277 shares of our non-voting common stock and the 1,804,566 shares of our Series B Preferred Stock. Due to their respective relationships with Aquiline BNC Holdings LLC and each other, each of the following persons other than Aquiline BNC Holdings LLC may be deemed to share voting and investment power with respect to the 1,507,054 shares of our common stock, the 3,016,277 shares of our non-voting common stock and the 1,804,566 shares of our Series B Preferred Stock: Aquiline Financial Services Fund L.P., as a member of Aquiline BNC Holdings LLC; Aquiline Financial Services Fund (Offshore) L.P., as a member of Aquiline BNC Holdings LLC; Aquiline Capital Partners GP (Offshore) Ltd., as the general partner of Aquiline Financial Services Fund (Offshore) L.P.; Aquiline Holdings (Offshore) L.P., as a member of Aquiline Capital Partners GP (Offshore) Ltd.; Aquiline Holdings GP (Offshore) Ltd. as the general partner of Aquiline Holdings (Offshore) L.P.; Aquiline Capital Partners LLC, as an investment advisor to Aquiline Financial Services Fund (Offshore) L.P. and as an investment advisor to Aquiline Financial Services Fund L.P.; Aquiline Holdings LLC as a member of Aquiline Capital Partners LLC; Aquiline Capital Partners GP LLC as the general partner of Aquiline Financial Services Fund L.P.; Aquiline Holdings LP as a member of Aquiline Holdings LLC; Aquiline Holdings GP Inc., as the general partner of Aquiline Holdings LP; Aquiline Holdings II LLC as a member of Aquiline Capital Partners GP LLC; and Jeffrey Greenberg as a member of Aquiline Holdings II LLC, the controlling shareholder of Aquiline Holdings GP Inc., the controlling shareholder of Aquiline Holdings GP (Offshore) Ltd. and a limited partner of Aquiline Holdings LP. Due to the fact that Aquiline BNC Holdings LLC will have no voting and/or investment power over the shares of common stock underlying the 3,016,277 shares of our non-voting common stock that it holds because such stock may only be converted into shares of our common stock upon transfer to unaffiliated third parties, those underlying shares of common stock are not included under the column titled “Shares of common stock beneficially owned prior to offering.” The shares of Series B Preferred Stock are mandatorily convertible into shares of our common stock on a one-for-one basis (subject to adjustment in certain events) upon transfer to unaffiliated third parties in a “widely dispersed public offering.” Since Aquiline BNC Holdings LLC does not have the right to acquire the shares of common stock underlying the Series B Preferred Stock and will have no voting or investment power over such common stock, those underlying shares of common stock are not included under the column titled “Shares of common stock beneficially owned prior to offering.”

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(5)	Martin Friedman, the managing director of FJ Capital Management LLC, which is the investment manager of Bridge Equities III, has sole voting and investment power with respect to the 642,825 shares of our common stock held by Bridge Equities III.

(6)	Includes shares of our common stock and our non-voting common stock held by Patriot Financial Partners, L.P. and by Patriot Financial Partners Parallel, L.P. Patriot Financial Partners GP, L.P. ("Patriot GP") is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the "Funds") and Patriot Financial Partners GP, LLC ("Patriot LLC") is a general partner of Patriot GP. In addition, each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch are general partners of the Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch. Mr. Wycoff, Mr. Lubert and Mr. Lynch each disclaim beneficial ownership of the securities owned by the Funds, except to the extent of their respective pecuniary interest therein. Shares of our non-voting common stock held by the Funds are convertible into shares of our common stock on a one-for-one basis upon transfer to unaffiliated third parties. Since the Funds do not have the right to acquire the shares of common stock underlying the non-voting common stock and will have no voting or investment power over such common stock, those underlying shares of common stock are not included under the column titled “Shares of common stock beneficially owned prior to offering.” The address for Patriot Financial Group is Cira Centre, 2929 Arch Street, 27th Floor, Philadelphia, PA 19104-2868.

(7)	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(8)	The general partner of Banc Funds VIII L.P. is MidBanc VIII L.P., and the general partner of Banc Funds VII L.P. is MidBanc VII L.P. The general partner of MidBanc VIII L.P. and MidBanc VII L.P. is The Banc Funds Company, L.L.C., whose manager is Charles J. Moore. Charles J. Moore possesses sole voting and investment power with respect to the 389,980 shares of our common stock held by Banc Funds VIII L.P. and the 167,134 shares of our common stock held by Banc Fund VII L.P.

(9)	Hutchin Hill Capital, LP, the investment manager of Hutchin Hill Capital Primary Fund, Ltd., has voting and investment power with respect to the 385,695 shares of our common stock held by Hutchin Hill Primary Fund, Ltd. Neil A. Chriss is the managing member of Hutchin Hill Capital GP, LLC, which is the general partner of Hutchin Hill Capital, LP. Neil A. Chriss disclaims beneficial ownership over these securities.

(10)	Donald W. Burton, the general partner of The Burton Partnership (QP), Limited Partnership and The Burton Partnership, Limited Partnership has sole voting and investment power with respect to the 305,433.7276 shares of our common stock held by The Burton Partnership (QP), Limited Partnership and the 101,811.242 shares of our common stock held by The Burton Partnership, Limited Partnership.

(11)	Alan Gerry, the sole member of Granite Growth 117, LLC, has sole voting and investment power with respect to the 150,000 shares of our common stock held by Granite Growth 117, LLC.

(12)	David C. Brown, the managing principal of Sagus Partners, LLC, which is the general partner of Sagus Financial Fund, LP, has sole voting and investment power with respect to the 263,129 shares of our common stock held by Sagus Financial Fund, LP.

(13)	Thomas R. Sloan, the sole member and manager of Sloan Capital Company, LLC and the trustee of The 2008 Thomas R. Sloan Living Trust, has sole voting and investment power with respect to the 250,425 shares of our common stock held by Sloan Capital Company, LLC and the 250,425 shares of our common stock held by The 2008 Thomas R. Sloan Living Trust. Mr. Sloan serves a member of our Board of Directors and the board of directors of the Bank.

(14)	Polaris Capital Management, LLC is the general partner of Thrift Investors Limited Partnership and the investment advisor to the Polaris Global Value Fund. Bernard R. Horn is the President and principal owner of Polaris Capital Management, LLC. Mr. Horn possesses sole voting and investment power with respect to the 214,275 shares of our common stock held by Thrift Investors Limited Partnership and the 171,420 shares of our common stock held by Polaris Global Value Fund.

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(15)	Joseph A. Stieven, Stephen L. Covington and Daniel M. Ellefson, all members of Stieven Capital GP, LLC, the general partner of Stieven Financial Investors, L.P., and managing directors of Stieven Capital Advisors, L.P., the investment manager of Stieven Financial Investors, L.P. and Stieven Financial Offshore Investors, Ltd., share voting and investment power over the 206,418 and 36,426 shares of our common stock held by Stieven Financial Investors, L.P. and Stieven Financial Offshare Investors, Ltd., respectively.

(16)	WS Capital Management, L.P. is the general partner of Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P., the investment adviser for Walker Smith International Fund, Ltd., HHMI Investment, L.P. and GT Global Hedge, L.P. WS Capital, L.L.C. is the general partner of WS Capital Management, L.P. Reid S. Walker and G. Stacy Smith are the members of WS Capital, L.L.C. Messrs. Walker and Smith possess shared voting and investment power with respect to the 155,420 shares of our common stock held by Walker Smith Capital (QP), L.P., the 149,421 shares of our common stock held by HHMI Investment, L.P., the 88,709 shares of our common stock held by Walker Smith International Fund, Ltd., and the 40,283 shares of our common stock held by Walker Smith Capital, L.P. Charles Gerber and Robert Taylor, as principal shareholders of Gerber Taylor Capital Advisors, Inc., the manager of the Gerber/Taylor Management Company, which is the general partner and investment manager of GT Global Hedge, L.P. possess joint investment and voting power with respect to the 66,139 shares of our common stock held by GT Global Hedge, L.P. WS Capital Management, L.P., the investment advisor of GT Global Hedge, L.P., exercises investment discretion with respect to these shares.

(17)	Zweig-DiMenna Associates LLC is the managing general partner of Zweig-DiMenna Partners, L.P., Zweig-DiMenna Market Neutral, L.P. and Zweig-DiMenna Investors, L.P. Zweig-DiMenna International Managers, Inc. is the investment manager of Zweig-DiMenna International Limited. Zweig-DiMenna Associates LLC possesses sole voting and investment power with respect to the 79,996 shares of our common stock held by Zweig-DiMenna Partners, L.P., the 5,856 shares of our common stock held by Zweig-DiMenna Market Neutral, LP. and the 3,714 shares of our common stock held by Zweig-DiMenna Investors, L.P. Zweig-DiMenna International Managers, Inc. possesses sole voting and investment power with respect to the 153,278 shares of our common stock held by Zweig-DiMenna International Limited. Joseph DiMenna and Martin Zweig are the principal beneficial owners of Zweig-DiMenna Associates LLC and Zweig-DiMenna International Managers, Inc.

(18)	Hot Creek Capital, L.L.C. is the sole general partner of Hot Creek Investors, L.P. Darren Tymchyshyn is the managing member of Hot Creek Capital, L.L.C. Mr. Tymchyshyn possesses sole voting and investment power with respect to the 142,850 shares of our common stock held by Hot Creek Investors, L.P.

(19)	Mendon Capital Advisors Corporation is the investment advisor of Moors and Mendon Master Fund LP and possesses sole voting and investment power with respect to the 128,565 shares of our common stock held by Moors and Mendon Master Fund LP. Anton V. Schutz is the sole shareholder and President of Mendon Capital Advisors Corporation. Mr. Schutz disclaims beneficial ownership of the 128,565 shares of our common stock.

(20)	Kenneth E. Aboussie, Jr., the manager of PVLP Management, LLC, which is the general partner of Presidio Ventures GP, LP, has sole voting and investment power with respect to the 128,565 shares of our common stock held by Presidio Ventures GP, LP.

(21)	Mr. Hagan owns 44,290 shares in his name; 3,080 shares are owned by Hagan Family Fund of which Mr. Hagan is director; 3,080 shares are owned by 1884 LLC of which Mr. Hagan is a director; and 6,657 shares are owned by Virginia Hagan Marital Trust of which Mr. Hagan is Trustee. Mr. Hagan serves as a member of our Board of Directors and the board of directors of the Bank.

(22)	Mr. Williford serves as a member of our Board of Directors and the board of directors of the Bank.

(23)	Mr. Coltrane serves as a member of our Board of Directors and the board of directors of the Bank.

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(24)	Mr. Team serves as a member of our Board of Directors and the board of directors of the Bank.

(25)	Mr. Smith, secretary of J&A Investments, Inc. and trustee of The Thomas R. Smith Revocable Trust, has sole voting and investment power with respect to the 3,900 shares of our common stock held by J&A Investments, Inc. and the 1,100 shares of our common stock held by The Thomas R. Smith Revocable Trust. Mr. Smith serves as a member of our Board of Directors and the board of directors of the Bank.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the Selling Securityholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Securityholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

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Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD Rule IM-2440.

In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging in positions they assume. The Selling Securityholders may also sell Securities short and if such short sale takes place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the Selling Securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge our Securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each Selling Securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Each such Selling Securityholder has represented to us that such Selling Securityholder purchased the Securities in the ordinary course of business and, at the time of the purchase, such Selling Securityholder had no agreements or understanding, directly or indirectly, with any person to distribute the Securities. Upon being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event will any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

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Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not, be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to the Amended Investment Agreement, the Registration Rights Agreement dated May 31, 2012, among the purchasers identified in the Securities Purchase Agreement and us (the “Registration Rights Agreement”), and the Subscription and Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, that each Selling Securityholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the Selling Securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Amended Investment Agreement, Registration Rights Agreement and the Subscription and Registration Rights Agreement, or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the related Amended Investment Agreement, Registration Rights Agreement and the Subscription and Registration Rights Agreement, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the Securities offered by this prospectus will be passed upon for us by Womble Carlyle Sandridge & Rice, LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of BNC Bancorp appearing in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to other documents. Our SEC filer number is 0-50128. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012;

24

•	those portions of our Definitive Proxy Statement on Schedule 14A deemed incorporated into our Annual Report on Form 10-K, filed with the SEC on April 16, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 10, 2012; and

•	our Current Reports on Form 8-K and amendments thereto filed with the SEC on May 1, 2012, May 23, 2012, June 6, 2012, June 14, 2012, July 5, 2012, July 12, 2012 and July 18, 2012.

A description of our capital stock can be found herein under “Description of Capital Stock.”

We also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement; and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold by the selling shareholders or this registration statement has been withdrawn. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.

We will provide each person to whom this prospectus is delivered, including any beneficial owner of our shares, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, upon written or oral request at no cost to the requester, by writing or telephoning us at the address set forth below.

BNC Bancorp

Attention: Corporate Secretary

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

You may also view and print these reports and documents on the Investor Relations page of our website at www.bankofnc.com. Our website shall not be deemed a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is www.sec.gov.

Such reports and other information concerning BNC Bancorp can also be retrieved by accessing our website (www.bankofnc.com). Information on our website is not part of this prospectus.

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

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